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                            Translation from German



                              EMPLOYMENT CONTRACT


     CYBERNET Internet-Dienstleistungen Aktiengesellschaft, Berlin (hereinafter referred to as "CYBERNET AG") represented by the member of the supervisory board Dr. Hubert Besner


and


     Dr. Alessandro Giacalone
     resident in Hubertusstr. 19 in 85614 Eglharting


are hereby concluding the following employment contract due to the resolution of the supervisory board:



                                   Section 1
                                     Tasks


1. Upon resolution of the supervisory board, Dr. Alessandro Giacalone was appointed as member of the managing board of CYBERNET AG. The appointment shall be effective for the duration of three years, starting upon the acceptance of the appointment to join the managing board. Dr. Alessandro Giacalone represents CYBERNET AG together with another member of the managing board or a holder of a Prokura.

2. Dr. Alessandro Giacalone shall be responsible for the spheres of business Research and Development and Communication Services. He shall carry out the business pursuant to the laws, to the shareholders' agreement CYBERNET AG, to eventual rules of procedure for the managing board and to the resolutions of the general meeting of shareholders and of the supervisory board. Moreover, he requires prior consent of the supervisory board for the following management measures:

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     a) acquisition, establishment or sale of other enterprises and of participations in other enterprises;

     b) acquisition, sale and encumbrance of real property and equivalent rights or rights of real property;

     c) agreements of CYBERNET AG with shareholders or related persons; and

     d) conclusion, modification and cancellation of agreements between business enterprises.

3. Dr. Alessandro Giacalone shall dedicate his know-how and his workforce to CYBERNET AG only. Taking over other activities within the professional field--no matter if they are taken over against payment or in a honorary capacity--requires prior consent of the supervisory board.


                                   Section 2
                              Term of the Contract

1. This contract is concluded for a period of three years, and takes effect upon the acceptance of his appointment as member of the managing board. It will be extended for two years if no written declaration of the supervisory board has been presented by the end of the second year of the term of the contract at the latest, which declaration states that this contract will not be extended after the ended of the third year.

2. Dr. Alessandro Giacalone is entitled to terminate the contract subject to a period of notice of six months any time.

3. If Dr. Alessandro Giacalone should become permanently disabled during the term of this contract, the contract shall expire at the end of the month in which the permanent disability was stated. As defined by this contract, permanent disability involves that Dr. Alessandro Giacalone will not be able to perform his duties for health reasons for more than six months and that it cannot be expected that he will be fit for duty within another six months. In the case of doubt, the permanent disability will be stated by the expert opinion of a physician chosen by the supervisory board of CYBERNET AG.


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                                   Section 3
                                  Remuneration

1. As remuneration for his activity, Dr. Alessandro Giacalone will get an annual salary of DM 225,000.-. This annual salary will be paid in twelve equal installments, withholding the statutory deductions, at the end of the calendar month respectively, the last time for the full month in which this contract expires. For an increase of earnings, a resolution of the supervisory board of CYBERNET AG is required.

2. Moreover, CYBERNET AG will pay half of the contributions for health insurance of Dr. Alessandro Giacalone.

3. In the case of sickness or other not culpable prevention from duty, payment of the salary pursuant to number 1. above will be continued for six months. Benefits of the statutory or private health insurance scheme will be credited for.

4. In the case of death of Dr. Alessandro Giacalone, payment of the salary pursuant to number 1, above will be continued to the spouse and to the children who are still doing a professional training together for six months.

5. Dr. Alessandro Giacalone will receive compensation for the expenditure required in the interest of CYBERNET AG, which compensation shall be adequate corresponding to the regulations for the managing board of CYBERNET AG.

                                   Section 4
                                    Holiday

Dr. Alessandro Giacalone is entitled to an annual holiday of 30 working days, which he is supposed to take in fractions and in coordination with the other members of the managing board.


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                                   Section 5
                                    Secrecy

Dr. Alessandro Giacalone is engaged to observe strict secrecy towards unauthorized third parties regarding all internal and business matters of CYBERNET AG, even after this employment contract expired. Dr. Alessandro Giacalone is in particular prohibited from using or having used or disclosing for his own profit matters of CYBERNET AG such as business secrets or other knowledge.

                                   Section 6
                        Copyrights, Return of Documents

1. All documents, documentations and other work results Dr. Alessandro Giacalone prepares himself or acquires for CYBERNET AG in the performance of his duties are the sole property of CYBERNET AG. All industrial property rights thereof are due to CYBERNET AG to the largest possible extent. The provisions of the employee invention law shall apply accordingly.

2. Upon termination of the Employment Contract, Dr. Alessandro Giacalone immediately has to return all documents and other work results including all photocopies and copies and other data media concerning CYBERNET AG which are in his possession. On no legal grounds does Dr. Alessandro Giacalone have a right of retention of said objects and documents towards CYBERNET AG.

                                   Section 7
                                Final Provisions

1. If individual provisions of this contract should be ineffective, the effectiveness of the other provisions shall not be affected thereby. The parties are engaged to replace the ineffective provision with an effective provision which attains the economic success intended with the ineffective provision as far as possible.

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2.  Modifications or supplements of this contract must be in writing in order to be effective. This shall also apply to the modification of the foregoing requirement of writing.

Munich, 28.04.1997


sgd.: p.p. Besner
CYBERNET Internet-Dienstleistungen Aktiengesellschaft, Berlin represented by the member of the supervisory board Dr. Hubert Besner


Munich, 15.05.1997
sgd.: Alessandro Giacalone
Dr. Alessandro Giacalone







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In my capacity as a public translator for the English language, duly commissioned and sworn by the President of the Regional Court I of Munich, I hereby certify that the foregoing is a true and complete English translation of the German document submitted to me.
Munich, Federal Republic of Germany
21 August 1998

/s/ Elizabeth Groner